Exhibit 10.1b
Amendment to the
Kinsale Capital Group, Inc. 2016 Omnibus Incentive Plan

This amendment (the “Amendment”), dated as of February 21, 2024, hereby amends the Kinsale Capital Group, Inc. 2016 Omnibus Incentive Plan (the “Plan”) as follows:

1.	Section 2(w) of the Plan is hereby deleted and replaced with the following:

“‘Fair Market Value’ of a share of Common Stock or another security as of a particular date shall mean the fair market value as determined by the Administrator in its sole discretion; provided, however, that (i) if the Common Stock or other security is admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sale price reported on the prior day, or if no shares were traded on such prior day, on the last preceding date for which there was a sale of a share of Common Stock on such exchange, or (ii) if the Common Stock or other security is then traded in an over-the-counter market, the fair market value on any date shall be the average of the closing bid and asked prices for such share in such over-the-counter market for the last preceding date on which there was a sale of such share in such market.”

2.	Section 4(b)(3) of the Plan is hereby deleted.

3.	Except as expressly amended by this Amendment, all terms and conditions of the Plan and the outstanding Awards thereunder shall remain in full force and effect.

4.	This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.